EXHIBIT 99.1

PRESS RELEASE

For Immediate Release
October 29, 2009

PENINSULA GAMING ACQUIRES AMELIA BELLE CASINO

Dubuque, Iowa - October 29, 2009 - Peninsula Gaming, LLC announced today that it consummated the acquisition of the Amelia Belle Casino, located in Amelia, Louisiana, on October 22, 2009 from Columbia Properties New Orleans, L.L.C.

The Amelia Belle Casino has over 800 slot machines and a wide variety of table games and is located just 90 miles from Peninsula Gaming's Evangeline Downs Racetrack and Casino.

"We are excited to close on this acquisition and welcome the Amelia Belle Casino to the Peninsula Gaming family," said Brent Stevens, Chief Executive Officer of Peninsula Gaming, LLC. "Peninsula has been operating Evangeline Downs in south-central Louisiana for five years and Amelia Belle fits perfectly into our growth strategy. We have an attractive opportunity to improve performance by bringing our proven and disciplined management team to the property and by creating synergies with our existing property in the market. The purchase price multiple fits our acquisition criteria and we're confident it will generate attractive long-term returns."

Jefferies & Company, Inc. served as the financial advisor to the Company and White & Case LLP served as legal advisor to the Company in connection with the transaction. Regal Capital Advisors, LLC served as the financial advisor to Columbia Properties New Orleans, L.L.C. and Katz, Teller, Brant & Hild served as legal advisor to Columbia Properties New Orleans, L.L.C. in connection with the transaction.

About Peninsula Gaming

Peninsula Gaming, through its subsidiaries, engages in the ownership and operation of casino and off-track betting parlors. It owns and operates the Diamond Jo riverboat casino in Dubuque, Iowa; the Evangeline Downs Racetrack and Casino in St. Landry Parish, Louisiana; four off-track betting parlors in Port Allen, New Iberia, Henderson, and Eunice, Louisiana; and the Diamond Jo casino in Worth County, Iowa. The Company was founded in 1999 and is based in Dubuque, Iowa. The Company is a subsidiary of Peninsula Gaming Partners, LLC.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, risks associated with new ventures, government regulation, including, licensure requirements, legalization of gaming, availability of financing on commercially reasonable terms, changes in interest rates, future terrorist acts, and other factors detailed in the reports filed by the Company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company assumes no obligation to update such information.

Contact:
Peninsula Gaming, LLC
301 Bell Street
Dubuque, Iowa  52001
Natalie Schramm, 563-690-4977